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                                                                   EXHIBIT  11


                     CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE (LOSS) EARNINGS
                        (Not Covered by Auditors' Report)
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Primary Earnings per Share Information:
                                          	1996	          1995	         1994
 Weighted average
   number of shares
   outstanding during
   the year		                            5,741,078	     5,739,517	   5,561,169

 Annualized additional
   shares due to stock
   options		                                 1,446	         6,262	       1,508

 Annualized additional
   shares due to warrants		                      -	             -	           7
                                        	5,742,524	     5,745,779	   5,562,684

 Net loss		                            $(1,398,567)	     (442,559)  (1,800,993)

Primary loss
  per share	                   	             $(.24)	         (.08)	       (.32)


Fully Diluted Earnings
  per Share Information:
                                           		1996	          1995	         1994
 Weighted average
   number of shares
   outstanding during
   the year		                            5,741,078	     5,739,517	   5,561,657

 Annualized additional
   shares due to stock
   options	                                 	3,015	         8,154	       3,612

 Annualized additional
   shares due to warrants		                      -	              -	          9
	                                       	5,744,093	     5,747,671	   5,565,278

 Net loss	                            	$(1,398,567)	     (442,559)  (1,800,993)
 Fully diluted loss
   per share		                               $(.24)	         (.08)	       (.32)

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